Exhibit 3.3

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BRP GROUP, INC.
Pursuant to Sections 141(f) and 242 of the
General Corporation Law of the State of Delaware
BRP Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”)
DOES HEREBY CERTIFY:
FIRST: The board of directors of the Corporation, pursuant to Sections 141(f) and 242 of the General Corporation Law, duly approved and adopted by unanimous written consent the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Charter”).
SECOND: Article 1 of the Charter be and hereby is amended and restated in its entirety as follows:
1. Name. The name of the corporation is The Baldwin Insurance Group, Inc. (the “Corporation”).
THIRD: Clause (l) of Article 17 of the Charter be and hereby is amended and restated in its entirety as follows:
(l) “Corporation” means The Baldwin Insurance Group, Inc.
FOURTH: The effective date of this Certificate of Amendment shall be 12:01 a.m. Eastern Time on May 2, 2024.
[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this May 1, 2024.

By:	/s/ Seth Cohen
Name: Seth Cohen
Title: General Counsel and Secretary